                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               EQUIFAX INC
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                                     C. B. Rogers, Jr.
                                                     Chairman
LOGO                                                 Equifax, Inc.
                                                     1600 Peachtree Street, N.W.
                                                     Atlanta, GA 30309


Dear Shareholder:

The 1997 Annual Meeting of Shareholders of Equifax Inc. will be held in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia. The meeting is scheduled for 10:00 a.m. on Wednesday, April 30, 1997.

Information concerning the meeting, the nominees for the Board of Directors, and other pertinent information is set forth in the Proxy Statement which follows.

As is our custom, a brief report will be made at this meeting on highlights for the year 1996, as well as significant developments thus far in 1997. I sincerely hope that you will be able to attend this meeting, and that I will have the opportunity to speak with you personally.

Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company.

On behalf of the Officers and Directors, I wish to thank you for your interest in the Company and your confidence in its future.

Sincerely,

/s/ C. B. Rogers, Jr.

Chairman

Atlanta, Georgia
March 26, 1997


                           YOUR VOTE IS IMPORTANT.
                 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                                  PROMPTLY.

                                 EQUIFAX INC.

                          1600 Peachtree Street, N.W.
                                 P.O. Box 4081
                            Atlanta, Georgia 30302

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 30, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Equifax Inc. will be held on April 30, 1997, at 10:00 a.m., local time, in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

  (1) To elect five Directors of the Company to serve terms of three years;

  (2) To appoint Arthur Andersen LLP as independent public accountants of the Company for the year 1997; and

  (3) To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business March 11, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By order of the Board of Directors,

                                            /s/ Marietta Edmunds Zakas

                                            Marietta Edmunds Zakas
                                            Secretary

Atlanta, Georgia
March 26, 1997

EACH SHAREHOLDER IS URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY IF DESIRED, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 EQUIFAX INC.

                          1600 Peachtree Street, N.W.
                                 P.O. Box 4081
                            Atlanta, Georgia 30302

                                                                 March 26, 1997

                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 30, 1997

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Equifax Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, on April 30, 1997, at 10:00 a.m., local time and at any postponements or adjournments thereof. The approximate date on which the 1996 Annual Report, Proxy Statement and form of proxy are first being sent or given to Shareholders is March 26, 1997.

Any Shareholder who executes and delivers a proxy may revoke it any time prior to its use by executing and delivering a later signed proxy card to the Secretary of the Company prior to the Annual Meeting, delivering written notice of revocation of the proxy to the Secretary prior to the Annual Meeting, or attending and voting at the Annual Meeting.

All shares represented by effective proxies will be voted as specified in connection with the five nominees for election to the Board of Directors and appointment of independent public accountants for the year 1997, all as more fully described elsewhere herein. Unless otherwise specified, the proxies will be voted in favor of the matters mentioned above. Each nominee for Director must receive a plurality of the votes cast by the shares entitled to vote at the meeting at which a quorum is present. A quorum exists if one half of all shares of the capital stock of the Company entitled to vote at the meeting is present, either in person or represented by proxy. Abstentions and broker non-votes are each included in determining the number of shares present and voting, with each being tabulated separately. Abstentions are counted in tabulations of votes for election of Directors. Broker non-votes are counted as abstentions. SunTrust Bank, Atlanta, the Company's transfer agent, tabulates votes through the use of an automated system.

Only holders of issued and outstanding shares of common stock of the Company, of record, at the close of business on March 11, 1997, are entitled to notice of, or to vote at, the meeting and adjournments or postponements thereof. The number of shares of common stock outstanding and entitled to vote as of March 11, 1997, was 151,937,186. Each share is entitled to one vote.

The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or facsimile transmission by regular employees of the Company, without any additional remuneration and at minimal cost. Also, the Company has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $7,500 plus expenses. The Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to their principals and request authority for the execution of proxies. The Company will reimburse such persons for their expenses, in accordance with the rules and regulations of the New York Stock Exchange. The cost of soliciting the proxies will be borne by the Company.

                             ELECTION OF DIRECTORS
                              (PROXY ITEM NO. 1)

The Board of Directors is divided into three classes with each class elected for three year terms. Proxies in the accompanying form will be voted for the five nominees listed below to serve for three years or until their successors are elected and have qualified. Proxies cannot be voted for a greater number of persons than the nominees named below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES NAMED
BELOW.

                      NOMINEES FOR TERMS EXPIRING IN 2000

NAME                   EXPERIENCE
----                   ----------
Daniel W. McGlaughlin  President and Chief Executive Officer of the Company. He has served as an Executive Officer of the Company for more than five years. He serves as a Director of Wachovia Corporation of Georgia and its
                       subsidiary Wachovia Bank of Georgia, N.A., American Business
                       Products, Inc. and FORE Systems, Inc. Mr. McGlaughlin has served as a
                       Director of the Company since 1990. He is 60.
                       Common shares: Owned -- 236,526
                                    401(k) Savings Plan -- 4,065
                                    Subject to option(/1/) -- 341,000
Larry L. Prince        Chairman of the Board and Chief Executive Officer of Genuine Parts
                       Company, an automotive parts wholesaler. Mr. Prince has been employed in various executive capacities by Genuine Parts Company for more than five years. He serves as a Director of SunTrust Banks, Inc.,
                       Crawford & Co., Southern Mills, Inc., John H. Harland Company and
                       UAP, Inc. (Canada). Mr. Prince has served as a Director of the
                       Company since 1988. He is 58.
                       Common shares: Owned -- 2,000
                                    Subject to option(/1/) -- 2,000
                                    Deferred common share equivalents(/2/) -- 4,059
C. B. Rogers, Jr.      Chairman of the Board of the Company. Prior to his retirement on
                       December 31, 1995, Mr. Rogers served as Chairman and Chief Executive
                       Officer of the Company. Mr. Rogers has served as an Executive Officer of the Company for more than five years. He serves as a Director of
                       Sears, Roebuck & Co., Dean Witter, Discover & Co., Briggs & Stratton
                       Corporation, Oxford Industries, Inc. and Teleport Communications
                       Group, Inc. Mr. Rogers has served as a Director of the Company since
                       1978. He is 67.
                       Common shares: Owned -- 960,218
                                    401(k) Savings Plan -- 15,018
                                    Subject to option(/1/) -- 403,212
                                    Deferred common share equivalents(/2/) -- 3,002
Derek V. Smith         Executive Vice President of the Company and Group Executive of the
                       Company's Insurance Services Group. Mr. Smith has overall
                       responsibility for the Company's personal life, health, auto and property underwriting and claims reports, health measurements, medical history reports, claim investigations, motor vehicle records, specimen testing for life and health insurance applicants, employment evaluation services and related international operations. He serves as a Director of Integon Corporation. Mr. Smith has served as a
                       Director of the Company since 1996. He is 42.
                       Common shares: Owned -- 94,145
                                    401(k) Savings Plan -- 5,727
                                    Subject to option(/1/) -- 172,750

 NAME                   EXPERIENCE
 ----                   ----------
 Louis W. Sullivan,     President of Morehouse School of Medicine, a private
  M.D.                  medical school located in Atlanta, Georgia. Dr.
                        Sullivan has been President of Morehouse School of
                        Medicine since January 1993. Prior to that, Dr.
                        Sullivan served as Secretary of the U.S. Department of
                        Health and Human Services from March 1989 to January
                        1993. He serves as a Director of General Motors
                        Corporation, 3-M Company, Bristol-Myers Squibb, CIGNA
                        Corporation, Georgia-Pacific Corporation and Household
                        International. Dr. Sullivan has served as a Director of
                        the Company since 1995. He is 63.
                        Common shares: Owned -- 300
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      603

                   DIERCTORS WHOSE TERMS CONTINUE UNTIL 1998

 NAME                   EXPERIENCE
 ----                   ----------
 Lee A. Ault, III       Private Investor. Prior to his retirement in January
                        1992, Mr. Ault was Senior Vice President of the Company
                        and Chief Executive Officer of Telecredit, Inc., which
                        was acquired by the Company in December 1990. Prior to
                        the acquisition of Telecredit, Inc. by the Company, Mr.
                        Ault served as Chairman and Chief Executive Officer of
                        Telecredit, Inc. for more than five years. He serves as
                        a Director of Alex. Brown Incorporated, Sunrise Medical
                        Inc. and Viking Office Products, Inc. Mr. Ault has
                        served as a Director of the Company since 1991. He
                        is 60.
                        Common shares: Owned -- 91,108
                                     Subject to option(/1/) -- 2,000
 Ron D. Barbaro         Retired President of The Prudential Insurance Company
                        of America, an international multi-line insurance
                        company. Prior to his retirement in December 1992, Mr.
                        Barbaro served in various executive positions with The
                        Prudential Insurance Company of America or its
                        subsidiaries for more than five years. He serves as a
                        Director of Prudential of America Life Insurance
                        Company (Canada), The Thomson Corporation, Canbra Foods
                        Limited, Flow International, Inc., Clairvest Group,
                        Inc. and Natraceuticals Inc. Mr. Barbaro also served as
                        Director of Equifax Canada Inc. from 1990 through 1992.
                        Mr. Barbaro has served as a Director of the Company
                        since 1992. He is 65.
                        Common shares: Owned -- 6,000
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      621
 John L. Clendenin      Chairman of the Board of BellSouth Corporation, a
                        communications services company. Prior to his
                        retirement in December 1996, Mr. Clendenin served as
                        Chairman and Chief Executive Officer of BellSouth
                        Corporation since October 1983. He serves as a Director
                        of BellSouth Corporation, Wachovia Corporation,
                        Providian Corporation, The Kroger Company, Coca-Cola
                        Enterprises, Inc., RJR Nabisco, Inc., Springs
                        Industries, Inc., Home Depot Inc. and National Service
                        Industries, Inc. Mr. Clendenin served as a Director of
                        the Company since 1982. He is 62.
                        Common shares: Owned -- 2,400
                                     Subject to option(/1/) -- 2,000

 NAME                   EXPERIENCE
 ----                   ----------
 A. W. Dahlberg         Chairman of the Board, President and Chief Executive
                        Officer of The Southern Company, a regional electric
                        utility holding company. Mr. Dahlberg has served in an
                        executive capacity with The Southern Company since
                        January 1994. Prior to that, he served as President and
                        Chief Executive Officer of Georgia Power Company, an
                        electric utility and largest subsidiary of The Southern
                        Company. Mr. Dahlberg has served in various executive
                        positions with The Southern Company or its subsidiaries
                        for more than five years. He serves as a Director of
                        The Southern Company, SunTrust Banks, Inc., and
                        Protective Life Corporation. Mr. Dahlberg has served as
                        a Director of the Company since 1992. He is 56.
                        Common shares: Owned -- 2,000
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      1,026
 L. Phillip Humann      President of SunTrust Banks, Inc., a multi-bank holding
                        company. Mr. Humann has served in various executive
                        positions with SunTrust Banks, Inc. for more than five
                        years. He serves as a Director of SunTrust Banks, Inc.,
                        Coca-Cola Enterprises, Inc. and Haverty Furniture
                        Companies, Inc. Mr. Humann has served as a Director of
                        the Company since 1992. He is 51.
                        Common shares: Owned -- 3,000
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      4,005

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999

 NAME                   EXPERIENCE
 ----                   ----------
 Thomas F. Chapman      Executive Vice President of the Company and Group
                        Executive of the Company's Financial Services Group.
                        Mr. Chapman has worldwide responsibility for the
                        Company's credit marketing, target marketing, credit
                        reporting, collection and risk management and check and
                        credit card processing services in North America,
                        Europe, Latin America and Asia Pacific. He has served
                        as an Executive Officer of the Company since 1990 and
                        has served as a Director since 1994. He is 53.
                        Common shares: Owned -- 88,686
                                     401(k) Savings Plan -- 5,381
                                     Subject to option(/1/) -- 179,500
                                     Deferred common share equivalents(/2/) --
                                      5,304
 Robert P. Forrestal    Partner of Smith, Gambrell & Russell, a law firm
                        located in Atlanta, Georgia. Mr. Forrestal has served
                        as a partner with this firm since January 1996. Prior
                        to that, Mr. Forrestal served as President and Chief
                        Executive Officer of the Federal Reserve Bank of
                        Atlanta from 1983 through 1995. He serves as a Director
                        of Genuine Parts Company and ING North America Company.
                        He is 65.
                        Common shares: Owned -- 1,000
                        Deferred common share equivalents(/2/) -- 503
 Tinsley H. Irvin       Retired Chairman and Chief Executive Officer of
                        Alexander & Alexander Services Inc., an international
                        insurance brokerage company. Mr. Irvin served in
                        various executive capacities with Alexander & Alexander
                        Services Inc. or its subsidiaries for more than five
                        years. Mr. Irvin has served as a Director of the
                        Company since 1989. He is 63.
                        Common shares: Owned -- 4,000
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      4,575

 NAME                   EXPERIENCE
 ----                   ----------
 D. Raymond Riddle      Retired Chairman of the Board and Chief Executive
                        Officer of National Service Industries, Inc., a
                        diversified manufacturing and service company. Mr.
                        Riddle served in an executive capacity with National
                        Service Industries, Inc. from January 1993 until his
                        retirement in February 1996. Prior to that, Mr. Riddle
                        served as President and Chief Executive Officer of
                        Wachovia Corporation of Georgia, a bank holding
                        company, President and Chief Executive Officer of
                        Wachovia Bank of Georgia, N.A., and Executive Vice
                        President of Wachovia Corporation, the parent of
                        Wachovia Corporation of Georgia. Mr. Riddle was
                        employed by these organizations for more than five
                        years. He serves as a Director of Atlanta Gas Light
                        Company, Atlantic American Corporation, Munich American
                        Reassurance Company, Wachovia Corporation of Georgia,
                        Wachovia Bank of Georgia, N.A. and Fuqua Enterprises,
                        Inc. Mr. Riddle has served as a Director of the Company
                        since 1989. He is 63.
                        Common shares: Owned -- 3,000
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents((/2/) --
                                      2,103
 Betty L. Siegel,       President of Kennesaw State University, a member of the
  Ph.D.                 University System of Georgia. Dr. Siegel has been
                        President of Kennesaw State University for more than
                        five years. She serves as a Director of Atlanta Gas
                        Light Company and National Service Industries, Inc. Dr.
                        Siegel has served as a Director of the Company since
                        1987. She is 66.
                        Common shares: Owned -- 1,152
                                     Subject to option(/1/) -- 2,000
                                     Deferred common share equivalents(/2/) --
                                      2,419

--------

(/1/) Presents stock options exercisable on January 1, 1997 or within 60 days thereafter.

(/2/) Indicates fees or bonuses deferred under the Company's Deferred
      Compensation Plan to a fund which is credited with amounts based on the market value of and dividends on the Company's common shares. Amounts shown are as of January 29, 1997. No distributions have been made from the fund.

If any nominee shall be unable to serve, the persons named in the proxy may vote for a substitute nominee. Management has no reason to believe that any nominee will be unable to serve. There are no family relationships between any Director, person nominated to be a Director or Executive Officer of the Company or its subsidiaries. Except for Equifax Payment Services, Inc., formerly named Telecredit, Inc., and Equifax Canada Inc., none of the companies or organizations named in the above table is a parent, subsidiary or other affiliate of the Company.

CERTAIN RELATIONSHIPS

In 1996, the Company was indebted, in the ordinary course of its business, to Wachovia Bank of Georgia, N.A. and SunTrust Bank, Atlanta. The highest amount of indebtedness during 1996 to Wachovia Bank of Georgia, N.A. was $153,065,000 and to SunTrust Bank, Atlanta was $55,000,000. Rates of interest charged on each of these debts were competitive with other lending institutions. The Company currently has in effect a Loan Agreement with Wachovia Bank of Georgia, N.A. and SunTrust Bank, Atlanta and six other commercial banks. Under this Loan Agreement, a $550 million, five-year, committed revolving credit facility was established to be used by the Company for general corporate purposes. Wachovia Bank of Georgia, N.A. also serves as Co-Agent and Administrative Agent under this Loan Agreement. Rates of interest charged pursuant to this Loan Agreement are competitive with other lending institutions. No other funds were borrowed or owed by the Company under this revolving loan facility during 1996.

Messrs. Riddle and McGlaughlin serve as Directors of Wachovia Bank of Georgia, N.A. Mr. Riddle is also a Director of Wachovia Corporation of Georgia. Mr. Clendenin is a Director of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. Mr. Humann is President and a Director of SunTrust Banks, Inc. which is the parent of SunTrust Bank of Georgia. Messrs. Dahlberg and Prince are also Directors of SunTrust Banks, Inc., while Mr. Dahlberg also serves as a Director of its subsidiary SunTrust Bank, Atlanta.

                            COMMITTEES OF THE BOARD

The Board of Directors of Equifax Inc. met seven times during 1996. The committees of the Board, described below, met at various intervals as indicated. All members of the Board of Directors attended at least 75% of the meetings of the Board and the various committees of the Board of which they were members.

EXECUTIVE COMMITTEE

Members are Messrs. Rogers (Chairman), McGlaughlin, Clendenin and Riddle. The Executive Committee met seven times during 1996. This Committee, in general, may exercise the powers of the Board in managing the business and property of the Company during the intervals between Board meetings, subject to Board direction. The Committee also sets salaries for Executive Officers other than officers who are members of the Executive Committee pursuant to guidelines established by the Management Compensation Committee.

MANAGEMENT COMPENSATION COMMITTEE

Members are Messrs. Irvin (Chairman), Humann and Prince. The Management Compensation Committee met two times during 1996. This Committee is responsible for all decisions regarding the Chief Executive Officer's compensation and for establishing and administering compensation policies and incentive compensation plans for Executive Officers.

AUDIT COMMITTEE

Members are Messrs. Riddle (Chairman), Dahlberg, Forrestal and Dr. Sullivan. The Audit Committee met two times during 1996. The Committee meets with the Company's independent public accountants to review (1) the scope of audit work to be performed, (2) the results of the annual audit of the financial statements and (3) other matters related to accounting and auditing.

PENSION, THRIFT AND GROUP BENEFIT PLANS COMMITTEE

Members are Messrs. Barbaro (Chairman), Prince, Rogers and Smith. The Pension, Thrift and Group Benefit Plans Committee met one time during 1996. The Committee is responsible for reporting to the Board periodically as to the effectiveness and the funded status of the Company's retirement and thrift plans.

PUBLIC ISSUES COMMITTEE

Members are Dr. Siegel (Chairman) and Messrs. Ault, Chapman and McGlaughlin. The Public Issues Committee met one time during 1996. The Committee reviews significant public issues of concern to the shareholders, the Company, the business community or the general public and makes recommendations to the Board and Company management as deemed appropriate.

NOMINATING COMMITTEE

The Board does not have a Nominating Committee or any other Committee performing a similar function.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects information relating to shares of common stock owned by the Equifax Inc. 401(k) Savings Plan as of January 1, 1997, and information relating to share ownership as reported pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. The number of outstanding shares of Equifax Inc. common stock as of December 31, 1996 was 151,429,000. All outstanding equity securities are of a single class of common stock.

                                                                  PERCENT OF
                                                               CLASS (BASED ON
                                     AMOUNT (NUMBER OF         NUMBER OF SHARES
NAME AND ADDRESS                   SHARES) AND NATURE OF         OUTSTANDING
OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP        AS OF 12/31/96)
-------------------          --------------------------------- ----------------
Equifax Inc. Employees             -0- Sole voting power
401(k) Retirement & Savings
 Plan                              -0- Shared voting power
1600 Peachtree Street        7,752,060 Sole investment power
Atlanta, Georgia 30309             -0- Shared investment power
                             7,752,060 Aggregate amount(/1/)         5.1%

--------
(/1/) Participants in the 401(k) Savings Plan have the right to direct the Plan
      Trustee's voting of shares held for their individual accounts. In the absence of such direction, the Trustee may not vote said shares.

The following table reflects information, as of December 31, 1996, relating to shares of common stock owned by all Directors and Nominees for Director, by each of the Executive Officers named in the Summary Compensation Table which follows and by all Directors and Executive Officers as a group. Share ownership shown represents sole voting and investment power of shares.

                                                                    PERCENT OF CLASS
                                                                   (BASED ON NUMBER OF
                                           AMOUNT AND NATURE       SHARES OUTSTANDING
NAME                                  OF BENEFICIAL OWNERSHIP(/1/)   AS OF 12/31/96)
----                                  ---------------------------- -------------------
Lee A. Ault, III                                  93,108                     *
Ron D. Barbaro                                     8,000                     *
Thomas F. Chapman                                273,567                     *
John L. Clendenin                                  4,400                     *
A. W. Dahlberg                                     4,000                     *
Robert P. Forrestal                                1,000                     *
Donald U. Hallman                                168,870                     *
L. Phillip Humann                                  5,000                     *
Tinsley H. Irvin                                   6,000                     *
Daniel J. Kohl                                    80,768
Daniel W. McGlaughlin                            581,591                     *
Larry L. Prince                                    4,000                     *
D. Raymond Riddle                                  5,000                     *
C. B. Rogers, Jr.                              1,378,448                     *
Betty L. Siegel, Ph.D.                             3,152                     *
Derek V. Smith                                   272,622                     *
L. W. Sullivan, M.D.                               2,300                     *
All Directors and Executive Officers
 as a Group (26 persons)                       3,694,406                   2.4%

--------
 *Less than 1%
(/1/) Includes shares held in the Company 401(k) Savings Plan and stock options exercisable on January 1, 1997, or within 60 days thereafter, as follows:
      Mr. Chapman -- 5,381 Savings Plan shares and 179,500 option shares; Mr. Hallman -- 16,950 Savings Plan shares and 115,850 option shares; Mr.
      Kohl -- 1,018 Savings Plan shares and 67,750 option shares; Mr. McGlaughlin -- 4,065 Savings Plan shares and 341,000 option shares;
      Mr. Rogers -- 15,018 Savings Plan shares and 403,212 option shares; and Mr. Smith -- 5,727 Savings Plan shares and 172,750 option shares. As of January 1, 1997, the aggregate of such shares for all Directors and Executive Officers as a Group was as follows: 108,805 Savings Plan shares and 1,825,614 option shares.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as compensation accrued for those years, to each of the five most highly compensated Executive Officers of the Company in 1996 in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                       ---------------------------------- -----------------------------------------
                                                                      AWARDS               PAYOUTS
                                                          ------------------------------- ---------
                                                OTHER                          SECURITIES
                                                ANNUAL         RESTRICTED      UNDERLYING   LTIP     ALL OTHER
NAME AND                    SALARY   BONUS   COMPENSATION        STOCK          OPTIONS    PAYOUTS  COMPENSATION
PRINCIPAL POSITION     YEAR   ($)   ($)(/1/)   ($)(/2/)   AWARDS ($)(/1/)(/3/)  (#)(/4/)     ($)      ($)(/5/)
------------------     ---- ------- -------- ------------ -------------------- ---------- --------- ------------
Daniel W. McGlaughlin  1996 454,094 366,817    431,510          440,180         250,000   1,116,360    4,950
President and Chief    1995 377,200 143,350      8,721          658,628         100,000     786,060    4,950
Executive Officer      1994 354,424 192,381     10,263          221,214          50,000     449,025    4,950
Thomas F. Chapman      1996 325,000 300,641    212,499          120,257         150,000     465,150    4,950
Executive Vice         1995 264,600 116,294     12,720          390,017          60,000     327,525    4,950
President              1994 240,052 155,266     11,463                0          24,000     224,513    4,950
Derek V. Smith         1996 259,654 259,654    209,422          120,246         125,000     465,150    4,950
Executive Vice         1995 240,800 167,593     11,871          343,500          60,000     327,525    4,950
President              1994 221,534 132,900     11,599          106,943          24,000     224,513    4,950
Daniel J. Kohl         1996 203,724 298,069      6,060                0          85,000     372,120    4,950
Senior Vice President  1995 191,280  39,303      1,619          171,750          12,000           0    4,950
                       1994 181,416 108,849          0                0               0           0      700
Donald U. Hallman      1996 207,326 207,596      4,406                0          85,000     372,120    4,950
Senior Vice President  1995 197,112 118,188      5,786          203,695          40,000     262,020    4,950
                       1994 182,706 164,069      4,024                0          24,000     134,707    4,950

--------

(/1/) The "Bonus" column represents any annual incentive award earned and paid in cash for performance for the specified year. In all three reporting years participants could elect to receive all or part of any cash bonus earned in the form of restricted stock, and all amounts earned above a designated percentage of salary are only awarded in the form of restricted stock. These amounts are included under the "Restricted Stock Awards" column for each respective year although the grants were not awarded until the following year.

(/2/) The "Other Annual Compensation" includes for Messrs. McGlaughlin, Chapman and Smith, cash amounts of $420,422, $196,197 and $196,197, respectively, designated for satisfying certain payroll tax obligations due as a consequence of the vesting of restricted stock grants made to these individuals in 1991. These tax assistance provisions, which were included as part of the original terms of these grants, but discontinued in subsequent grants, enabled each individual to retain 100% of the shares earned rather than being required to dispose of a portion of these shares to satisfy income taxes due. Miscellaneous benefits such as financial planning services are also included under this column.

(/3/) Dividend income is paid on restricted stock at the same rate as paid to all Shareholders. Value of restricted stock shown in table is as of the date of grant. As of December 31, 1996, total restricted stock awards outstanding and related fair market values were as follows: Mr. McGlaughlin -- 85,174 shares ($2,608,500); Mr. Chapman -- 33,840 shares ($1,036,350); Mr. Smith -- 35,230 shares ($1,079,000); Mr. Kohl -- 12,000 shares ($367,500); and Mr. Hallman 16,136 shares ($494,150). Over 40% of these shares were awarded as restricted stock grants in lieu of cash bonus payments to these officers.

(/4/) Figures for 1995 and 1994 are adjusted to reflect 2-for-1 stock split effective November 24, 1995.

(/5/) Column "All Other Compensation" includes Company 401(k) Savings Plan matching contribution in the amount of $4,950 for each officer.

STOCK OPTIONS

The following table contains information concerning the grant of stock options to the named Executive Officers during 1996. Consistent with Company policy, no stock appreciation rights were awarded to any Executive Officer and no outstanding stock options were repriced during 1996. Of all stock options granted Executive Officers during 1996, 20% of these options contained exercise prices equal to the fair market value on date of grant. The remaining 80% contained exercise prices 20% to 50% above the fair market value on the date of grant.

                           OPTION GRANTS DURING YEAR
                            ENDED DECEMBER 31, 1996

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                   FOR OPTION TERM(/2/)
                       ---------------------------------------------------- ---------------------
                          NUMBER OF      % OF TOTAL
                          SECURITIES      OPTIONS
                          UNDERLYING     GRANTED TO  EXERCISE OR
                           OPTIONS      EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                   GRANTED (#)(/1/) FISCAL YEAR   ($/SHARE)     DATE       5%         10%
----                   ---------------- ------------ ----------- ---------- ---------------------
Daniel W. McGlaughlin       50,000          2.29%      $18.625    1/31/06   $ 585,658 $ 1,484,173
                            50,000          2.29%      $22.350    1/31/06   $ 399,408 $ 1,297,923
                            50,000          2.29%      $24.213    1/31/06   $ 306,258 $ 1,204,773
                            50,000          2.29%      $26.075    1/31/06   $ 213,158 $ 1,111,673
                            50,000          2.29%      $27.938    1/31/06   $ 120,008 $ 1,018,523
Thomas F. Chapman           30,000          1.37%      $18.625    1/31/06   $ 351,395 $   890,504
                            30,000          1.37%      $22.350    1/31/06   $ 239,645 $   778,754
                            30,000          1.37%      $24.213    1/31/06   $ 183,755 $   722,864
                            30,000          1.37%      $26.075    1/31/06   $ 127,895 $   667,004
                            30,000          1.37%      $27.938    1/31/06   $  72,005 $   611,114
Derek V. Smith              25,000          1.15%      $18.625    1/31/06   $ 292,829 $   742,086
                            25,000          1.15%      $22.350    1/31/06   $ 199,704 $   648,961
                            25,000          1.15%      $24.213    1/31/06   $ 153,129 $   602,386
                            25,000          1.15%      $26.075    1/31/06   $ 106,579 $   555,836
                            25,000          1.15%      $27.938    1/31/06   $  60,004 $   509,261
Daniel J. Kohl              17,000          0.78%      $18.625    1/31/06   $ 199,124 $   504,619
                            17,000          0.78%      $22.625    1/31/06   $ 135,799 $   441,294
                            17,000          0.78%      $24.213    1/31/06   $ 104,128 $   409,623
                            17,000          0.78%      $26.075    1/31/06   $  72,474 $   377,969
                            17,000          0.78%      $27.938    1/31/06   $  40,803 $   346,298
Donald U. Hallman           17,000          0.78%      $18.625    1/31/06   $ 199,124 $   504,619
                            17,000          0.78%      $22.625    1/31/06   $ 135,799 $   441,294
                            17,000          0.78%      $24.213    1/31/06   $ 104,128 $   409,623
                            17,000          0.78%      $26.075    1/31/06   $  72,474 $   377,969
                            17,000          0.78%      $27.938    1/31/06   $  40,803 $   346,298

--------

(/1/) Options vest 25% on the first through the fourth anniversary of the date of grant, except in the case of those options priced at or above $26.075 which are fully vested on date of grant.

(/2/) The dollar amounts under these columns are pre-tax and are the result of calculations at 5% and 10% rates of appreciation. They are not intended to forecast possible future appreciation, if any, of the Equifax stock price.

The following table shows options that were exercised and options outstanding as of year-end for each named Executive Officer. No stock appreciation rights are currently held by any Executive Officer.

        AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1996
                   AND OPTION VALUES AS OF DECEMBER 31, 1996

                                                        NUMBER OF
                                                        SECURITIES           VALUE OF
                                                        UNDERLYING          UNEXERCISED
                                                       UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS AS          OPTIONS AS
                                                     OF 12/31/96 (#)      OF 12/31/96 ($)
                       SHARES ACQUIRED    VALUE        EXERCISABLE/        EXERCISABLE/
NAME                   ON EXERCISE (#) REALIZED ($) UNEXERCISABLE(/1/)  UNEXERCISABLE(/1/)
----                   --------------- ------------ ------------------ ---------------------
Daniel W. McGlaughlin           0              0     253,500/262,500   $3,447,569/$3,275,756
Thomas F. Chapman               0              0     130,000/153,000   $1,597,360/$1,879,298
Derek V. Smith                  0              0     127,000/138,000   $1,714,738/$1,745,863
Daniel J. Kohl                  0              0      52,000/65,000    $  450,404/693,304
Donald U. Hallman           4,900        112,700      82,100/97,000    $1,060,342/$1,246,304

--------

(/1/) Represents aggregate excess of market value of shares under option as of December 31, 1996, over the exercise price of the options.

LONG-TERM INCENTIVE PLAN

The following table provides information concerning awards under the Company's 1988 Performance Share Plan for Officers, as amended. Each unit awarded represents the right, subject to certain conditions set forth in the Plan, to receive one share of the Company's common stock or its cash equivalent (up to 50% of total units awarded), plus cash representing dividends. Payments of awards are tied to the Company's achieving specified levels of after-tax profit minus the cost of capital employed and of stock price appreciation goals established for the measurement period. The target amount will be earned if 100% of targeted goals are achieved. If targeted goals are not met or are exceeded, the award will be reduced or increased proportionately. Awards are subject to forfeiture if minimum established performance goals are not achieved or if a participant terminates employment during the measurement period. The dollar value of each unit awarded is determined at the end of the measurement period with each unit's value being equal to the closing stock price on the date the Management Compensation Committee approves the payout of awards, if any, after the end of the measurement period, plus dividends accrued over the measurement period.

    LONG-TERM INCENTIVE PLAN -- AWARDS DURING YEAR ENDED DECEMBER 31, 1996

                       NUMBER OF PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER NON-
                        SHARES,    OR OTHER         STOCK PRICE -- BASED PLANS
                         UNITS   PERIOD UNTIL --------------------------------------
                       OR OTHER   MATURATION   THRESHOLD      TARGET      MAXIMUM
NAME                   RIGHTS(#)  OR PAYOUT   (# OF UNITS) (# OF UNITS) (# OF UNITS)
----                   --------- ------------ ------------ ------------ ------------
Daniel W. McGlaughlin   40,000     12/31/98      20,000       40,000       80,000
Thomas F. Chapman       18,000     12/31/98       9,000       18,000       36,000
Derek V. Smith          15,000     12/31/98       7,500       15,000       30,000
Daniel J. Kohl          12,000     12/31/98       6,000       12,000       24,000
Donald U. Hallman        9,000     12/31/98       4,500        9,000       18,000

PENSION PLANS

The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit retirement plan ("Retirement Plan") and the Company's non-qualified supplemental retirement plan, both described below, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                              PENSION PLAN TABLE

                                     YEARS OF SERVICE
                  -----------------------------------------------------------------------
REMUNERATION        15              20              25              30              35
------------      -------         -------         -------         -------         -------
 $  200,000       120,000         120,000         120,000         120,000         120,000
 $  400,000       240,000         240,000         240,000         240,000         240,000
 $  600,000       360,000         360,000         360,000         360,000         360,000
 $  800,000       480,000         480,000         480,000         480,000         480,000
 $1,000,000       600,000         600,000         600,000         600,000         600,000
 $1,200,000       720,000         720,000         720,000         720,000         720,000
 $1,400,000       840,000         840,000         840,000         840,000         840,000

Benefits under the Retirement Plan are based upon length of service with the Company and the participant's average total earnings (base salary and bonus as reported in the Summary Compensation Table), up to a maximum of 125% of base salary. This average is determined by reference to the thirty-six consecutive months during which the participant was most highly compensated. Benefits are computed on a straight life annuity basis.

Under the Company's Supplemental Executive Retirement Plan ("SERP"), certain Executive Officers may receive annual benefits equal to 1.5% of average total earnings, multiplied by the number of years of credited service (as defined in the plan) up to 40 years; or, depending upon the Executive Officer's salary classification, 3% of average total earnings multiplied by the number of years of credited service, up to 20 years. Benefits payable from the SERP are net of benefits from the Retirement Plan, without regard to the limitations of Internal Revenue Code Sections 401(a) and 415. Participants may receive a combined benefit amount under both plans equal to a maximum of 60% of their average total earnings. The amount of each participant's benefit under the SERP is calculated with reference to all salary and bonuses paid and deferred (as reported in the Summary Compensation Table). The supplemental benefits are payable from the assets of a trust established by the Company and the general assets of the Company.

The benefit amounts listed in the table are not subject to reductions for Social Security. Benefits payable under the plans may be reduced for Executive Officers with less than 20 years of credited service in an amount equal to benefits receivable from previous employers. The estimated years of service for each named Executive Officer is as follows: Daniel W. McGlaughlin -- 8 years (See "Employment Agreements" below); Thomas F. Chapman -- 7 years; Derek
V. Smith -- 16 years; Daniel J. Kohl -- 3 years; and Donald U. Hallman --
28 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Compensation Committee of the Company's Board of Directors consists of three Directors: Tinsley H. Irvin (Chairman), L. Phillip Humann and Larry L. Prince. For additional information concerning this Committee, see "Management Compensation Committee" above.

The Executive Committee of the Company's Board of Directors consists of four
Directors: C. B. Rogers, Jr. (Chairman), Daniel W. McGlaughlin, John L. Clendenin, and D. Raymond Riddle. The Executive Committee approves the salaries of all Executive Officers of the Company (except members of the Executive Committee).

Mr. McGlaughlin has served as an Executive Officer of the Company since 1989. Mr. Rogers served as an Executive Officer of the Company from 1987 until his retirement on December 31, 1995.

Mr. Humann is President and a Director of SunTrust Banks, Inc. Mr. Prince also serves as a Director of SunTrust Banks, Inc., the parent of SunTrust Bank, Atlanta. During 1996, the Company was indebted in the ordinary course of business to SunTrust Bank, Atlanta with the highest amount of indebtedness totalling $55,000,000. Rates of interest charged on this debt were competitive with other lending institutions. Messrs. Riddle and McGlaughlin serve as Directors of Wachovia Bank of Georgia, N.A. Mr. Clendenin is a Director of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. During 1996, the Company was indebted in the ordinary course of business to Wachovia Bank of Georgia, N.A., a subsidiary of Wachovia Corporation of Georgia, with the highest amount of indebtedness totalling $153,065,000. Rates of interest charged on this debt were competitive with other lending institutions.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company currently has in effect an employment agreement with Mr. McGlaughlin. This agreement provides for his participation in all employee and executive benefit plans and executive incentive plans. Mr. McGlaughlin is entitled to retirement benefits, at age 63, equivalent to those provided to an Executive Officer with 20 years of Company service.

The Board of Directors has authorized, and the Company has executed, a consulting agreement, effective January 1, 1996, for Mr. Rogers to serve until December 31, 1999, as an independent consultant, in order to retain and benefit from his substantial expertise in the information industry. Mr. Rogers' activities as consultant shall include advising the Company on matters involving international expansion, government and community relations and attraction of new customers and maintenance of existing customers, as well as special projects assigned by the Chief Executive Officer or the Board of Directors. Mr. Rogers' duties under this agreement are separate and distinct from his duties as Chairman of the Board, and he has agreed to be available up to 26 weeks per year. In return, Mr. Rogers will receive an annual payment of $250,000, payable in equal monthly installments.

The Board of Directors of the Company has approved Change in Control Agreements for certain key employees. Such agreements are currently in effect for Messrs. McGlaughlin, Chapman and Smith. These Agreements are for renewable five-year terms and are effective only upon a change in control of the Company. A "change in control" is defined by the Agreements to mean the acquisition by an entity, or a group of entities acting in concert, of more than fifty percent of the shares of outstanding stock of any class of voting stock of the Company. In such event, upon termination of the executive's employment, within five years after the date of a change in control, the executive is entitled to severance pay and certain other benefits, unless the executive's employment terminates because of death, disability, cause, or for other than "good reason" (as defined by the Agreements). The severance payment is a derivative of annual compensation, multiplied by a factor of three. All benefits payable under the Agreements are subject to reduction in accordance with the provisions of Section 280G of the Internal Revenue Code. No payment will be made if a change in control of the Company has not occurred before the executive reaches the age of 65. No payments have been made to any Executive Officer under these Agreements.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Officer compensation is determined by two committees of the Company's Board of Directors. The Management Compensation Committee ("Committee"), composed solely of independent, non-employee directors, is responsible for all decisions regarding the Chief Executive Officer's compensation and for establishing and administering compensation policies and incentive compensation plans for the Executive Officers of the Company. The Executive Committee sets salaries for Executive Officers other than the members of the Executive Committee, pursuant to guidelines prescribed by the Committee. On an annual basis, the Committee reviews all decisions of the Executive Committee with respect to Executive Officer salaries made during the preceding twelve months.

The Committee has set forth the following goals for the Executive Officer compensation program to ensure that it supports the Company's overall objective of enhancing shareholder value.

  . Total compensation opportunities should be market competitive to attract and retain talented executives.

  . The compensation program should be performance-based, providing a strong link between performance and rewards. A significant part of each officer's total compensation opportunity should be in the form of variable compensation, which is expected to vary from below market to above market as performance varies. Additionally, the degree of risk associated with variable pay should be greatest at the topmost levels of the organization.

  . Compensation opportunities for Executive Officers should place a strong emphasis on sustained long-term performance of the Company.

  . Stock ownership by Executive Officers is very important and the officer compensation program should be designed to facilitate such ownership.

The Committee believes the Executive Officer compensation program should serve to achieve these goals while minimizing any effect on the Company of Section 162(m) of the Internal Revenue Code. In recognition of this provision as it relates to stock options, the Committee recommended, and the shareholders approved, amendments to the Company's Omnibus Stock Incentive Plan in 1994. In 1996, the Committee recommended, and the shareholders approved, amendments to the Company's Performance Share Plan to assure that any compensation arising from awards under the Plan will continue to be performance-based compensation.

The Committee believes competitive compensation data from a broad sample of companies, particularly those in the services industry and those reporting annual revenues of $1 billion or more, represents the best reflection of the market rate for executive talent. Although some companies are included in both this group and the group used for shareholder return comparisons, the Committee recognizes that the Company's most direct competition for executive talent is not necessarily the same companies that are used for performance graph purposes.

In administering the compensation program for Executive Officers, the Committee establishes performance goals at the beginning of each performance period and determines compensation earned on the basis of actual results achieved. As accounting rules may require that the Company adjust actual operating earnings to recognize and report the impact of extraordinary expense or revenue on occasion, the Committee believes it should reserve sole discretion to take such extraordinary items into account as they may impact the determination of any incentive compensation amounts earned by Executive Officers. In addition, the Committee reserves sole discretion to determine the impact other actions or items may have on incentive compensation earned as these arise. In 1996, the Company acquired all or part of several businesses to enhance future profitability, and the combined unplanned impact of these actions on 1996 operating results resulted in a reduction in reported earnings. In light of the favorable impact on operating results in 1997 and beyond which these actions are anticipated to provide, these actions did not adversely affect the 1996 incentive compensation amounts approved for Executive Officers by the Committee.

To provide additional emphasis on the importance of executive share ownership, the Company introduced share ownership guidelines for approximately twenty executives in 1996. The Committee believes these guidelines have been established at levels consistent with those in other companies who have taken similar steps. At this time, the Committee anticipates 100% of covered executives will continue to be in compliance with these new guidelines in the future, as is the case presently.

EXECUTIVE OFFICER COMPENSATION

Executive Officer compensation includes several principal elements: base salary, annual incentive and long-term incentives. The Committee's objective is to set salaries and target incentive opportunity levels at a median competitive level and to assure that superior performance is rewarded with above-market total compensation through the operation of the various incentive plans.

Salary: The Committee believes that competitive salaries are important in attracting and maintaining a high-quality executive team. Salary increases for Executive Officers are based on competitive market trends, job performance, additional responsibilities assumed and other factors. Salary reviews are normally scheduled at 12 to 15-month intervals for Executive Officers.

Mr. McGlaughlin received a base salary adjustment of 20% upon his promotion to Chief Executive Officer in January 1996. Competitive salary levels and other compensation data for companies reporting $1 to $3 billion in annual revenues were reviewed by the Committee. In addition, the Committee considered the incentive compensation opportunities to be provided as a part of the Company's performance incentive plans. The Committee approved a new salary below market to assure a continued emphasis on performance-based compensation would be emphasized for the Chief Executive Officer.

Annual Incentive: For annual incentive purposes, performance is measured in terms of annual corporate, business unit and individual performance in a manner consistent with each Executive Officer's position. Performance objectives are established at the beginning of each year and are based upon financial plans approved by the Board. In the case of financial objectives, a minimum or threshold level of performance is established, and no incentive is payable below this level of performance. Also, levels of performance are established which correspond to target and maximum incentive awards. The target incentive opportunity has generally corresponded to the Company's annual financial plan approved by the Board. For 1996, the Committee approved a plan which emphasized after-tax profit minus the cost of capital employed as the primary performance measurement factor.

In 1996, the Company's after-tax profit minus the cost of capital employed was the primary basis for determining the annual incentive award earned by Mr. McGlaughlin. For other Executive Officers, a 30% weighting on corporate financial results was applied in determining the awards for Messrs. Chapman, Smith and Kohl and a 50% weighting on corporate financial results was applicable for Mr. Hallman. Business unit measurement emphasized individual financial results for the appropriate business units. Also, certain non-financial goals were established and considered for each participant.

Incentives earned above a designated amount are automatically awarded as restricted stock, with vesting at the end of five years. Also, senior executives may elect to voluntarily defer annual incentive awards earned into restricted stock. The Committee believes this provides an excellent vehicle for expanding stock ownership of Executive Officers and that such an immediate identification with shareholder interests will serve to further emphasize the officer's commitment to the sustained long-term performance of the Company.

Mr. McGlaughlin's target annual incentive opportunity during 1996 was 70% of his base salary, with a maximum opportunity of 210%. His plan provided that the Company's after-tax profit minus the cost of capital employed for 1996 would represent a 90% weighting and that his achievement of certain personal goals would represent a 10% weighting. His earned award for 1996 was 162% of salary.

In accordance with the restricted stock payment alternative for annual incentives described in this report, Mr. McGlaughlin elected to receive a restricted stock grant in lieu of a cash payment for 50% of his 1996 annual incentive award. This provided an immediate expansion of Mr. McGlaughlin's stock ownership in the amount of 14,921 shares, although these shares remain in an escrow account subject to his fulfilling specified continued service obligations.

Performance Shares: Executive Officers participate in a performance share plan, with awards earned primarily on the basis of three-year earnings per share growth (for measurement periods commencing prior to 1996). In addition, a minimum level of return on equity is required and a specified stock price appreciation goal must be achieved in order to earn an award above a certain amount. Award levels are established such that a target performance share award combined with stock option grants approximate a median long-term incentive competitiveness level. Award amounts increase and decrease in value directly with stock price over the performance period.

The value of performance share awards earned will be determined by the Company's stock price at the end of the measurement period. Awards earned are paid out at least one-half in Company common stock, which is consistent with the Committee's objective with respect to officer stock ownership.

Mr. McGlaughlin and the other Executive Officers earned a payment of performance share units for Company performance during the period 1994 through 1996. The earned award was paid in shares of Company common stock and cash, and represented a payout of the maximum opportunity available under the award. Company performance during the period substantially exceeded the established minimum return on equity and the earnings per share goal; the stock price appreciation goal for the Plan also was exceeded.

Stock Options: In recent years, the Company has granted stock options to Executive Officers on an annual basis, with competitive grant sizes determined accordingly. Neither the number of outstanding options held by an officer nor the total options previously granted will have a direct effect upon decisions regarding eligibility for current grants. Stock options are granted to motivate Executive Officers to contribute to an increase in the value of the Company rather than being utilized as a specific award for past personal performance. Additionally, the past performance of the Company will not directly affect option grant determinations. All options granted prior to 1995 have exercise prices equal to the market price of the Company's stock on the date of grant. In 1996 a stock option grant was approved which provided for exercise prices significantly higher than the market price on the date of grant. To provide the maximum incentive for achieving growth in the Company's stock price, the option grants to Executive Officers in 1996 included only 20% of the total option shares granted at the current market price; the remaining 80% of options to Executive Officers were issued at exercise prices established at 20% to 50% above the current market price. In addition, the Committee approved grants for a larger number of shares than would normally be awarded in one year. The Committee believes these grants will provide a high degree of motivation for increasing stock price, as well as a provision that no option gains will be available to executives unless shareholders experience significant stock price appreciation benefits. The Committee also determined that additional stock option grants would be suspended for a period of time for executives participating in this special stock incentive plan in 1996.

Restricted Stock: Executive Officers may elect to receive any annual incentive earned in the form of a cash payment or a restricted stock grant. As a consequence of this grant approach, any prior restricted stock grant would have no bearing upon the approval of the new award. The restricted stock vests at the conclusion of five years of continued service. In recognition of the substantial risk assumed by the executive in terms of forfeiture of such restricted shares, as well as the associated market risk and deferral of economic benefits of current cash compensation, the Committee provided an incentive to encourage voluntary deferrals into stock. An incremental amount of stock equivalent to 20% of the cash award earned was determined to be an appropriate incentive for this purpose. From introduction in 1993 through 1996, approximately 50% of the Executive Officers have voluntarily elected to receive restricted stock grants in lieu of cash incentive payments.

To the extent the above report pertains to the setting of salaries for Executive Officers other than the Chief Executive Officer, it is jointly submitted by the Executive Committee.

Management Compensation Committee  Executive Committee


T. H. Irvin, Chairman              C. B. Rogers, Jr., Chairman
L. P. Humann                       J. L. Clendenin
L. L. Prince                       D. W. McGlaughlin
                                   D. R. Riddle

                               PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total return (including dividends) from $100 invested in the Company's common stock over the five fiscal years in the period ending December 31, 1996, with cumulative total returns from the same investment in both the S&P 500 Index and the Dow Jones Other Industrial Services Index published by Dow Jones and Company, Inc. The comparison is based on a $100 investment on December 31, 1991, in the Company's common stock and in each of the specified indices and assumes all dividends were reinvested.


                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG EQUIFAX, INC., S&P 500 INDEX AND DJ OTHER IND SERVICES INDEX

                                                         DJ Other
Measurement period              Equifax,     S&P 500     Ind Services
(Fiscal Year Covered)           Inc.         Index       Index
---------------------           --------     --------    --------
Measurement PT -
12/31/91                         $ 100        $ 100       $ 100

FYE 12/31/92                     $ 134        $ 108       $ 114
FYE 12/31/93                     $ 182        $ 118       $ 119
FYE 12/31/94                     $ 180        $ 120       $ 115
FYE 12/31/95                     $ 297        $ 165       $ 147
FYE 12/31/96                     $ 431        $ 203       $ 161



DIRECTOR COMPENSATION

Each Director of the Company who is not an employee of the Company is paid a fee of $1,000 for attendance at any meeting of the Board of Directors. Each such Director who is a member of a committee elected or appointed by the Board of Directors receives a fee of $1,000 for each regular meeting of the committee attended. Additionally, the Chairman of the Board of Directors, provided such person is not an employee of the Company, receives a fee of $7,500 per quarter for services as a Director. Each non-employee Director, other than the Chairman of the Board, receives a fee of $5,000 per quarter for services as a Director. Non-employee Directors receive an additional $1,000 per quarter if a member of the Executive Committee or if Chairman of any other Committee other than the Executive Committee. The Chairman of the Executive Committee, provided such person is not an employee of the Company, receives a fee of $4,000 per quarter.

Non-employee Directors are eligible for participation in the Company's Deferred Compensation Plan (the "Plan") whereby each non-employee Director may elect to defer up to 100% of earned Director fees into, and are credited with amounts based on, one or more of the following accounts: (a) the market value of and dividends on the Company's common shares ("common share equivalents"), or (b) the prime lending rate (determined the first day of each month) as reported in the Wall Street Journal. Funds invested in common share equivalents may be redeemed only for cash on a fixed date or upon termination of service as a Director. Annual elections by a non-employee Director with respect to common share equivalents are irrevocable and transfers of funds into or out of this account, as well as hardship withdrawals, are not permitted. No Director has voting or investment powers in common share equivalents. The approximate number of common share equivalents held by Directors is reported under "Election of Directors" above.

Non-employee Directors each receive 2,000 non-qualified stock options once each year at the regularly scheduled Annual Meeting of Shareholders pursuant to the Equifax Inc. Non-Employee Director Stock Option Plan. All option awards become 100% vested one year after date of grant and expire five years after date of grant. The option exercise price for each share of stock is the greater of (i) the par value of a share of stock, or (ii) the fair market value of a share of stock on the date the option is granted. Payment of the option price upon the exercise of an option may be made only in cash. All options granted under this Plan are non-transferable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. This Plan will expire April 30, 2005.

                  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (PROXY ITEM NO. 2)

The firm of Arthur Andersen LLP, independent public accountants, is recommended to the shareholders to audit the accounts and financial statements of the Company for the year 1997. This firm has served in this capacity since 1948. Representatives of the firm will be present at the shareholders' meeting and shall have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROXY ITEM NO. 2.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE: Under the securities laws of the United States, the Company's Directors, Executive Officers and certain other Officers, and any persons holding more than 10% of the Company's common stock are required to report their ownership of the Company's common stock and any changes in ownership to the Securities and Exchange Commission and any exchange on which its stock is traded. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements have been satisfied by its Directors and Officers, except that Donald U. Hallman did not timely file one report relating to the exercise of a stock option. In making these statements, the Company has relied on the written representations of its Directors and Officers and copies of the reports that they have filed with the Commission.

SHAREHOLDER PROPOSALS: To be considered for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1998, shareholder proposals must be received by the Company at its Company Headquarters in Atlanta, Georgia on or before November 26, 1997.

Management is not aware at this date that any other business matters will come before the meeting. If, however, any other matters are properly presented either at the meeting or at any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

                                          EQUIFAX INC.

                                          Marietta Edmunds Zakas
                                          Secretary

Atlanta, Georgia
March 26, 1997

                                      LOGO

LOGO
PROXY
                                  EQUIFAX INC.

  The undersigned hereby appoints C.B. Rogers, Jr.; Daniel W. McGlaughlin; John
L. Clendenin; and D. Raymond Riddle and each of them with power of substitution in each, proxies to appear and vote all common stock of the undersigned in Equifax Inc. at the Annual Meeting of the Shareholders to be held April 30, 1997, and at all adjournments or postponements thereof, for the following purposes:

(1) Election of Directors
    [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY to vote for all
        (except as marked to the             the nominees listed below
        contrary below)

   Daniel W. McGlaughlin; Larry L. Prince; C.B. Rogers, Jr.,
    Derek V. Smith; Louis W. Sullivan, M.D.
(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) immediately below.)

----------------- -----------------  -----------------  -----------------

(2) Proposal to appoint Arthur Andersen LLP as Independent Public Accountants for the Company for the year 1997.

  [_] FOR    [_] AGAINST     [_] ABSTAIN

(3) In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting and any adjournment or postponement thereof; all as set forth in the Notice of the Annual Meeting and Proxy Statement, as dated, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ABOVE MATTERS.
                CONTINUED ON REVERSE--PLEASE COMPLETE OTHER SIDE

(Continued from other side)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                             ----------------------------------

                                             ----------------------------------
                                                 (SIGNATURE OF SHAREHOLDER)

                                             Dated ______________________, 1997

                                             IMPORTANT: Please date this proxy
                                             and sign exactly as your name or
                                             names appear hereon. If stock is
                                             held jointly, signature should
                                             include both names. Executors,
                                             administrators, trustees, guardi-
                                             ans and others signing in a rep-
                                             resentative capacity, please give
                                             your full title(s).

   IMPORTANT: PLEASE SIGN PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON.